UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): November 28, 2017
UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
205 North Depot Street
Stanford, Kentucky 40484
 (Address of principal executive offices and zip code)
(217) 241-6300
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 – Other Events

Item 8.01.  Other Events.

The following letter dated November 28, 2017 has been sent to all shareholders as an update on the Company.

Dear Fellow Shareholder:

I am writing to you to provide an update on what is happening in your Company.  The year 2017 has been an interesting one.  Our income statement started the year sluggish, however, our capital position has shown growth during the year.  Following are financial highlights of the first three quarters this year:

	1st Quarter 2017	2nd Quarter 2017	3rd Quarter 2017
Net income (loss)	(1,973,000)	(116,000)	134,000
Other Comprehensive Income	2,915,000	104,000	4,379,000
Total UTG Equity	93,579,000	92,949,000	97,271,000

Please refer to our Form 10Q filings available on the Securities and Exchange Commission's website address at www.sec.gov for additional information.

The increase in our comprehensive income and shareholders' equity during the third quarter is primarily the result of unrealized gains on our investment portfolio.  Our GAAP equity increased $4,805,000 during the year, even with a reported net loss year to date.  We have seen significant growth in value in our investment portfolio during the year.  Unrealized gains have been strong during 2017 and management determined some of this unrealized growth should become realized as the year progressed.  In second quarter and again in third quarter, management sold certain of these investments.  In October, we further realized some of these gains, realizing gains of approximately $3,000,000 during the month from the sale of bond and equity holdings.  We continue to monitor market conditions and the performance of our investment portfolio for new opportunities.

We continue to have in place a stock repurchase program for those shareholders who wish to sell their shares.  As of September 30, we have available under this program $2,200,000 to repurchase shares.  You may call our stock transfer department at 217-241-6410 if you desire to sell your shares, have any questions or need to change any information relative to the shares you hold.   Our stock is traded in the Over the Counter market under the symbol "UTGN".

We continue our focus on having a strong triple bottom line with an economic, social and spiritual impact.  It is an honor to serve you.

Sincerely,

/s/ Jesse T. Correll
Jesse T. Correll
Chairman

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	November 28, 2017	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer